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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25

                          NOTIFICATION OF LATE FILING

                           SEC File Number: 0-17244

                          CUSIP Number: 542294-10-3

    (Check one)
    [X] Form 10-K and 10-KSB [ ] Form 20-F [ ] Form 11-K
    [ ] Form 10-Q and 10-QSB [ ] Form N-SAR

                 For Period Ended: December 31, 1997

                 [  ]     Transition Report on Form 10-K and Form 10-KSB
                 [  ]     Transition Report on Form 20-F
                 [  ]     Transition Report on Form 11-K
                 [  ]     Transition Report on Form 10-Q and Form 10-QSB
                 [  ]     Transition Report on Form N-SAR

For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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    LONE STAR INTERNATIONAL ENERGY, INC.
    Full Name of Registrant

    Former Name if Applicable

    528 GRANT ROAD
    Address of Principal Executive Office (Street and Number)

    MINERAL WELLS, TEXAS 76067
    City, State and Zip Code

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PART II - RULES 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]      (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)     The subject annual report, semi-annual report, transition
      report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]      (c)     The accountant's statement or other exhibit required by Rule
      12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

Due to a material acquisition and the need to file audited financial statements, the registrant was unable to file a timely report.

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PART IV - OTHER INFORMATION

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           (1)  Name and telephone number of person to contact in regard to this notification

      Michael D. Herrington            (940)              325-1700
            (Name)                (Area Code)        (Telephone Number)

           (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                 [X] Yes  [ ] No

           (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No

           If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:





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LONE STAR INTERNATIONAL ENERGY, INC.
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(Name of Registrant as Specified in Charter)



                                       /s/ Michael D. Herrington
                                       -----------------------------------------
                                       Chief Financial Officer, Treasurer
                                       (principal accounting officer)


Date:  March 30, 1998